    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 3, 1998

                                               REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                   UNDER THE
                             SECURITIES ACT OF 1933

                            PRIME HOSPITALITY CORP.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                    DELAWARE                                       22-2640625
        (STATE OR OTHER JURISDICTION OF                         (I.R.S. EMPLOYER
         INCORPORATION OR ORGANIZATION)                       IDENTIFICATION NO.)

                            ------------------------

      700 ROUTE 46 EAST, FAIRFIELD, NEW JERSEY 07007-2700, (201) 882-1010
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                             JOSEPH BERNADINO, ESQ.

              SENIOR VICE PRESIDENT, SECRETARY AND GENERAL COUNSEL
                            PRIME HOSPITALITY CORP.
                               700 ROUTE 46 EAST
                        FAIRFIELD, NEW JERSEY 07007-2700
                                 (973) 882-1010
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                            ------------------------

                                WITH A COPY TO:
                              WILLIAM N. DYE, ESQ.
                            WILLKIE FARR & GALLAGHER
                              ONE CITICORP CENTER
                              153 EAST 53RD STREET
                            NEW YORK, NEW YORK 10022
                                 (212) 821-8000
                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement as determined by market conditions.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ] ______

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ] ______

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

========================================================================================================
                                                                       PROPOSED MAXIMUM
                                                      PROPOSED MAXIMUM    AGGREGATE
      TITLE OF EACH CLASS OF          AMOUNT TO BE     OFFERING PRICE      OFFERING        AMOUNT OF
   SECURITIES TO BE REGISTERED         REGISTERED       PER SHARE(1)       PRICE(1)     REGISTRATION FEE
--------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value......  3,637,832 shares    $65,480,976         $18.00          $19,317
========================================================================================================

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) based on the average of the high and low sales prices of the Common Stock quoted on the New York Stock Exchange on January 27, 1998.

                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.
================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION, DATED FEBRUARY 3, 1998

PROSPECTUS

                            PRIME HOSPITALITY CORP.

                                  COMMON STOCK

     Up to 637,832 presently outstanding shares (the "Shares") of Common Stock, par value $.01 per share (the "Common Stock") of Prime Hospitality Corp., a Delaware corporation ("Prime" or the "Company"), may be offered for sale from time to time by certain stockholders (the "Selling Stockholders"). See "Selling Stockholders." The Company will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders.

     The Shares covered by this Prospectus may be sold by the Selling Stockholders or by pledgees, donees, transferees or other successors in interest. Sales of Shares by the Selling Stockholders may be effected from time to time in one or more transactions, including block trades, in negotiated transactions or in a combination of any such methods of sale. The selling price of the Shares may be at the market price prevailing at the time of sale, at a price related to such prevailing market price or at a negotiated price. Each Selling Stockholder may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). See "Plan of Distribution."

     The Company's Common Stock is traded on The New York Stock Exchange (the "NYSE") under the symbol "PDQ." On January 27, 1998, the closing sales price of the Common Stock as reported on the NYSE was $18 per share.

     SEE "RISK FACTORS" BEGINNING ON PAGE 3 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SHARES OFFERED HEREBY.

                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

               THE DATE OF THIS PROSPECTUS IS FEBRUARY   , 1998.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION NOT CONTAINED HEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO PURCHASE, ANY OF THE SECURITIES OFFERED BY THIS PROSPECTUS, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION OF AN OFFER, OR PROXY SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR THE ISSUANCE OR SALE OF ANY SECURITIES HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN SINCE THE DATE HEREOF OR INCORPORATED BY REFERENCE HEREIN SINCE THE DATE HEREOF.

                             AVAILABLE INFORMATION

     Prime is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and may be available at the following Regional Offices of the Commission: Midwest Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials can be obtained at prescribed rates from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such site is http://www.sec.gov. The Prime's Common Stock is listed on the NYSE. Material filed by Prime can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

     This Prospectus does not contain all the information set forth in the Registration Statement on Form S-3 and exhibits relating thereto, including any amendments (the "Registration Statement"), of which this Prospectus is a part, and which Prime has filed with the Commission under the Securities Act. Reference is made to such Registration Statement for further information with respect to Prime and the securities of Prime offered hereby. Statements contained herein concerning the provisions of documents are necessarily summaries of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission or attached as an annex hereto.

                           FORWARD LOOKING STATEMENTS

     Certain statements in this Prospectus under the captions "Summary," "Risk Factors," and elsewhere constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Prime, or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other important factors include, among others: general economic and business conditions; industry trends; expansion and construction costs; integration risks; competition; changes in business strategy or development plans; availability, terms and deployment of capital; availability of qualified personnel; changes in, or the failure or inability to comply with, government regulation, including, without limitation, environmental regulations; and other factors referenced in this Prospectus. See "Risk Factors." These forward-looking statements speak only as of the date of this Prospectus. Prime expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Prime's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

     Prime (Commission File No. 1-6869) hereby incorporates by reference into this Prospectus the following documents previously filed with the Commission pursuant to the Exchange Act:

          1. Prime's Annual Report on Form 10-K for the year ended December 31, 1996;

          2. Prime's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997;

          3. The description of Prime's Common Stock contained in Prime's Registration Statement on Form 8-A, dated June 5, 1992, as amended on July 9, 1992 and December 21, 1992; and

          4. Prime's Current Reports on Form 8-K dated March 3, 1997, July 25, 1997, December 1, 1997, December 11, 1997 and January 7, 1998.

     In addition, all reports and other documents filed by Prime pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the date hereof shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any other subsequently filed document that also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE FILED BY PRIME WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE HEREIN) ARE AVAILABLE, WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST FROM ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROSPECTUS IS DELIVERED, FROM PRIME HOSPITALITY CORP., 700 ROUTE 46 EAST, FAIRFIELD, NEW JERSEY 07007, ATTENTION: SECRETARY (TEL. (973) 882-1010).

                                    SUMMARY

     The following summary is intended only to highlight certain information contained elsewhere in this Prospectus or incorporated by reference herein. This summary is not intended to be complete and is qualified in its entirety by the more detailed information contained elsewhere or incorporated by reference in this Prospectus. Prospective purchasers of the Shares offered hereby should read carefully this Prospectus in its entirety. EBITDA represents earnings before extraordinary items, interest expense, provision for income taxes and depreciation and amortization and excludes interest income on cash investments and other income. EBITDA is used by Prime for the purpose of analyzing its operating performance, leverage and liquidity. Hotel EBITDA represents EBITDA generated from the operations of owned hotels. Hotel EBITDA excludes management fee income, interest income from mortgages and notes receivable, general and administrative expenses and other revenues and expenses which do not directly relate to operations of owned hotels. EBITDA and Hotel EBITDA are not measures of financial performance under generally accepted accounting principles and should not be considered as alternatives to net income as an indicator of Prime's operating performance or as alternatives to cash flows as a measure of liquidity.

                                  THE COMPANY

     Prime is a national hotel company, with a portfolio of 140 hotels containing 19,513 rooms located in 28 states and the U.S. Virgin Islands (the "Portfolio") as of December 31, 1997. Prime controls three high-quality hotel brands -- AmeriSuites(R), Homegate Studios & Suites(R) and Wellesley
Inns(R) -- as well as a portfolio of upscale full-service hotels. One of the country's largest hotel owner/operators, Prime has positioned itself to benefit significantly from favorable lodging industry fundamentals that have prevailed in recent years. From 1994 to 1996, Prime's EBITDA has grown at a compound annual rate of 44.0%, from $42.8 million in 1994 to $88.8 million in 1996, while recurring net income has grown at a compound annual rate of 48.7%, from $12.8 million to $28.3 million over the same period. The positive trends continued in 1997. For the nine months ended September 30, 1997, EBITDA increased by 41.4% to $92.8 million and recurring net income increased by 55.8% to $31.9 million over the same period in 1996.

     Prime's strategy is to capitalize on two lodging industry trends perceived by management: (i) favorable industry fundamentals in the segments in which Prime operates (e.g. all suite, mid-price extended stay), which are producing strong earnings growth and (ii) growing consumer preferences for newer all-suite accommodations with strong brand identities. Reflecting this strategy, more than 85% of Prime's capital spending in 1995 and 1996 was dedicated to the growth of Prime's proprietary AmeriSuites and Wellesley Inns brands. Through its development of proprietary brands, Prime is evolving from an owner/operator into a brand oriented company and is positioning itself to generate additional revenue not dependent on investment in real estate.

     Prime owns and operates 128 of the 140 hotels in the Portfolio (the "Owned Hotels") and holds financial or equity interests in 7 of the remaining 12 hotels managed by Prime for third parties (the "Managed Hotels"). Prime's Portfolio is modern and well-maintained, with an average hotel age of approximately nine years. Over the past three years, Prime has achieved rapid growth in the Portfolio, from 5,092 owned rooms at January 1, 1994 to 16,975 owned rooms at December 31, 1997. At the same time, Prime has focused on brand development, with the number of Owned Hotels operated under Prime's proprietary AmeriSuites, Homegate, and Wellesley Inns brands increasing from 19 of the 41 Owned Hotels at January 1, 1994 to 106 of the 128 Owned Hotels at December 31, 1997.

     Prime's hotels serve four major lodging industry segments: the all-suites segment, under Prime's proprietary AmeriSuites brand; the extended-stay segment, under Prime's proprietary Homegate brand; the upscale full-service segment, under major national franchises; and the limited-service segment, primarily under Prime's proprietary Wellesley Inns brand.

                              RECENT DEVELOPMENTS

     Homegate. On December 1, 1997, Prime completed its merger (the "Merger") with Homegate Hospitality, Inc. ("Homegate"), a provider of high quality, mid-price extended stay hotels. Prime exchanged approximately 6.5 million shares of Common Stock for the approximately 10.7 million outstanding shares of Homegate, which now operates as a wholly-owned subsidiary of Prime. The transaction was valued at approximately $125 million. As of December 31, 1997, there were 15 Homegate hotels in operation and another 42 Homegate hotels under development. Prime intends to aggressively develop the Homegate chain through strategic alliances with Trammell Crow Residential Company and Greystar Capital Partners, L.P., founders of Homegate.

     Strategic Alliances. Prime has entered into two strategic alliances with real estate investment trusts for purposes of financing its brand development through the sale/leaseback of certain of its hotels.

     Under a September 1997 agreement, Equity Inns, Inc. ("Equity Inns") has certain rights to acquire AmeriSuites hotels developed by Prime over the next three years. As part of this alliance, on December 11, 1997, Prime completed the sale to Equity Inns of 10 AmeriSuites hotels for an aggregate consideration of $87.0 million, consisting of $78.3 million in cash and $8.7 million in Equity Inns limited partnership operating units. Prime has also agreed to lease the hotels from Equity Inns for a term of 10 years, with certain renewal options.

     Under a November 1997 agreement, American General Hospitality Corporation ("AGH") has agreed to acquire substantially all of Prime's full-service hotels through March 1999. In the initial phase of this alliance, on January 7, 1998, Prime completed the sale to AGH of eight full-service hotels for an aggregate consideration of $138.4 million, consisting of $114.4 million in cash, $10.2 million in assumed debt and $13.8 million in AGH limited partnership operating units. Prime has also agreed to lease the hotels from AGH for a term of 10 years.

     Revolving Credit Facility. On December 17, 1997, Prime amended its secured revolving credit facility (the "Revolving Credit Facility") to increase availability from $100 million to $200 million, subject to a borrowing base determined under the agreement.

     Share Repurchase Program. On December 22, 1997, Prime announced a program to repurchase up to one million shares of Common Stock over the next year.

                            ------------------------

     Prime is a Delaware corporation incorporated in 1985. The principal office of Prime is located at 700 Route 46 East, Fairfield, New Jersey 07007-2700 and its telephone number is (973) 882-1010.

                                  RISK FACTORS

     In addition to the other information included in and incorporated by reference in this Prospectus, prospective investors should carefully consider and evaluate the following risk factors relating to the Company and the offering of the Shares. This Prospectus contains forward-looking statements which involve risks and uncertainties relating to future events. Prospective investors are cautioned that the Company's actual events or results may differ materially from the results discussed in the forward-looking statements. Factors that might cause actual results to differ materially from those indicated by such forward-looking statements include the matters set forth below.

RISK RELATING TO INTEGRATION OF HOMEGATE AND PRIME

     The realization of certain benefits anticipated as a result of the Merger with Homegate will depend in part on the integration of Homegate's extended-stay hotel business with Prime and the successful inclusion of Homegate's hotels in Prime's Portfolio. The dedication of management resources to such integration may detract attention from the day-to-day business of Prime. Extended-stay lodging is a market in which Prime does not currently operate. There can be no assurance that there will not be substantial costs associated with the transition process or that there will not be other material adverse effects as a result of these integration efforts. There can be no assurance that Homegate's business can be operated profitably or integrated successfully into Prime's operations. Such effects could have a material adverse effect on the financial results of Prime.

AMERISUITES AND HOMEGATE EXPANSION RISKS

     Prime is committed to expanding its AmeriSuites hotel brand and its Homegate hotel brand, to meet growing demand in the all-suite and extended stay hotel segments. Prime will be required to expend significant management and financial resources to expand its hotel brands and develop brand name identification. Prime competes with other companies in the all-suites segment and in the extended stay segment, some of which companies have greater brand recognition and financial resources than Prime. As a result, there is no assurance that Prime can successfully expand its hotel brands or compete effectively with these other franchises. Prime will be expanding into hotel markets where it does not currently operate. There can be no assurance that Prime will anticipate all of the changing demands that expanding operations will impose on its management and management information system or its reservation service. The failure to adapt its systems and procedures could have a material adverse effect on Prime's business.

     The expansion of its brands will require significant capital. Prime believes that the availability under the Revolving Credit Facility, cash flow from operations and proceeds from sale/leaseback transactions will be sufficient to fund the near term growth of its brands. However, there can be no assurance that Prime will be able to obtain financing to fund the growth of its brands beyond the near term. If Prime is unable to obtain additional financing, the growth prospects for its brands and the financial results of Prime would be adversely affected.

     Prime's growth strategy of developing new AmeriSuites and Homegate hotels will subject Prime to pre-opening and pre-stabilization costs. As Prime opens additional hotels, such costs may adversely affect Prime's results of operations. Newly opened hotels historically begin with lower occupancy and room rates that improve over time. While Prime has in the past successfully opened new hotels, there can be no assurance that Prime will be able to continue to do so successfully. Construction of hotels involves certain risks, including the possibility of construction cost overruns and delays, site acquisition cost and availability, uncertainties as to market potential, market deterioration after commencement of the development and possible unavailability of financing on favorable terms. Although Prime seeks to manage its construction activities so as to minimize such risks, there can be no assurance that its brand expansion will perform in accordance with Prime's expectations.

     The opening of the new AmeriSuites and Homegate hotels will be contingent upon, among other things, receipt of all required licenses, permits and authorizations. The scope of the approvals required for a new hotel is extensive, including, without limitation, state and local land-use permits, building and zoning permits and health and safety permits. In addition, unexpected changes or concessions required by local, regulatory and state authorities could involve significant additional costs and could delay or prevent the completion of construction or the opening of a new hotel. There can be no assurance that the necessary permits, licenses and approvals for the construction and operation of the new hotels will be obtained, or that such permits, licenses and approvals will be obtained within the anticipated time frame.

     Of Prime's 63 AmeriSuites, 30, or 48%, have been open less than one year and 44, or 70%, have been open less than two years. Of the 15 Homegate hotels, all have been acquired or constructed by Homegate within the past two years. Consequently, the results achieved by these hotels to date may not be indicative of future results for these hotels or for other new hotels. Although the revenue and profitability of the AmeriSuites and Homegate have improved as the hotels have matured, there can be no assurance that future hotels will experience similar results.

RISKS OF THE LODGING INDUSTRY; COMPETITION

     Prime's business is subject to all of the risks inherent in the lodging industry. These risks include, among other things, adverse effects of general and local economic conditions, changes in local market conditions, oversupply of hotel space, a reduction in local demand for hotel rooms, changes in travel patterns, changes in governmental regulations that influence or determine wages, prices or construction costs, changes in interest rates, the availability of credit and changes in real estate taxes and other operating expenses. Prime's ownership of real property, including hotels, is substantial. Real estate values are sensitive to changes in local market and economic conditions and to fluctuations in the economy as a whole. Due in part to the strong correlation between the lodging industry's performance and economic conditions, the lodging industry is subject to cyclical changes in revenues and profits.

     The lodging industry is highly competitive. During the 1980s, construction of lodging facilities in the United States resulted in an excess supply of available rooms. This oversupply had an adverse effect on occupancy levels and room rates in the industry, although the oversupply has since largely been absorbed. Competitive factors in the industry include reasonableness of room rates, quality of accommodations, brand recognition, service levels and convenience of locations. Prime's hotels generally operate in areas that contain numerous other competitors. There can be no assurance that demographic, economic or other changes in markets will not adversely affect the convenience or desirability of the sites in which Prime's hotels are located. Furthermore, there can be no assurance that, in the markets in which Prime's hotels operate, competing hotels will not pose greater competition for guests than presently exists, or that new hotels will not enter such locales.

HOTEL ACQUISITION RISKS

     Prime from time to time makes selective acquisitions of hotels with repositioning potential, notably in the full-service segment and in locations where Prime presently operates. There can be no assurance that hotel acquisitions can be consummated successfully or that acquired hotels can be operated profitably or integrated successfully into Prime's operations. Hotel acquisition entails certain risks that the acquired hotels could be subject to unanticipated business uncertainties or legal liabilities.

GEOGRAPHIC CONCENTRATION OF HOTELS

     Many of Prime's hotels open or under development are located in Florida, New Jersey, New York, Georgia, Texas and Tennessee, and such geographic concentration exposes Prime's operating results to events or conditions which specifically affect those areas, such as local and regional economic, weather and other conditions. Adverse developments which specifically affect those areas may have a material adverse effect on the results of operations of Prime. While Prime's AmeriSuites and Homegate expansion is expected to reduce these risks, Prime will remain subject to certain risks associated with geographic concentration.

     In addition, Prime owns the Marriott's Frenchman's Reef Beach Resort (the "Frenchman's Reef ") in St. Thomas, U.S. Virgin Islands. Prime obtained ownership and control of this hotel in December 1994 pursuant to the restructuring of a note receivable. The Frenchman's Reef accounted for approximately 12.9% of Prime's

EBITDA for the year ended December 31, 1996 and 8.2% during the nine months ended September 30, 1997. The Frenchman's Reef's operating results have been adversely affected in recent years by hurricanes and a disruption in airline service. As a resort hotel primarily operated for leisure travelers, operating results at the Frenchman's Reef also are subject to adverse developments in general economic conditions and changes in travel patterns. Adverse developments with respect to the Frenchman's Reef may have a material adverse effect on the results of operations of Prime.

     In September 1995, the Frenchman's Reef suffered hurricane damage when Hurricane Marilyn struck the U.S. Virgin Islands. Prime and its insurance carrier settled Prime's property and business interruption insurance claim for $25.0 million. Due to this insurance coverage, Prime's liquidity was affected only to the extent of its insurance deductibles, for which Prime provided a reserve of $2.2 million in 1995. In July 1996, Hurricane Bertha struck the island and caused further damage to the hotel. Prime is currently reviewing its claims for property damage and business interruption insurance with its insurance carrier with respect to the damage caused by Hurricane Bertha. The impact of the hurricanes has caused operating profits to decline. Prime closed the hotel in April 1997 and, following a $45.0 million refurbishment and upgrading, reopened the hotel in December 1997. Prime does not believe the closing of the Frenchman's Reef had a material impact on its cash flow due to the seasonality of the hotel's operations and its business interruption insurance coverage.

LEVERAGE

     As of September 30, 1997, after giving effect to the Merger, Prime's total long-term debt (including current portion) would have been $528.1 million. Prime expects it may incur additional indebtedness in connection with the implementation of its growth strategy. The degree to which Prime is leveraged, as well as its rent expense, could have important consequences to holders of Prime's Common Stock, including: (i) Prime's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or general corporate purposes may be impaired; (ii) a substantial portion of Prime's cash flow from operations may be dedicated to the payment of principal and interest on its indebtedness and rent expense, thereby reducing the funds available to Prime for its operation; and (iii) certain of Prime's indebtedness, including the Revolving Credit Facility, contains financial and other restrictive covenants, including those restricting the incurrence of additional indebtedness, the creation of liens, the payment of dividends and sales of assets, as well as those imposing minimum net worth requirements.

EMPLOYMENT AND OTHER GOVERNMENT REGULATION

     The lodging industry is subject to numerous federal, state and local government regulations, including those relating to the preparation and sale of food and beverage (such as health and liquor license laws) and building and zoning requirements. Also, Prime is subject to laws governing its relationship with employees, including minimum wage requirements, overtime, working conditions and work permits requirements. The failure to obtain or retain liquor licenses or an increase in the minimum wage rate, employee benefit costs or other costs associated with employees, could adversely affect Prime. Both at the federal and state level, there are proposals under consideration to increase the minimum wage and introduce a system of mandated health insurance. Under the Americans with Disabilities Act of 1990 (the "ADA"), all public accommodations are required to meet certain federal requirements related to access and use by disabled persons. While Prime believes its hotels are substantially in compliance with these requirements, a determination that Prime is not in compliance with the ADA could result in the imposition of fines or an award of damages to private litigants. These and other initiatives could adversely affect Prime as well as the lodging industry in general.

ENVIRONMENTAL REGULATION

     Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under or in such property. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. Certain environmental laws and common law principles could be used to impose liability for release of asbestos-containing materials ("ACMs") into the air, and third parties may seek recovery from owners or operators of real properties for personal injury associated with exposure to released ACMs. Environmental laws also may impose restrictions on the manner in which property may be used or businesses may be operated, and these restrictions may require expenditures. In connection with the ownership or operation of hotels, Prime may be potentially liable for any such costs. Although Prime is currently not aware of any material environmental claims pending or threatened against it, no assurance can be given that a material environmental claim will not be asserted against Prime or against Prime and its Managed Hotels. The cost of defending against claims of liability or of remediating a contaminated property could have a material adverse effect on the results of operations of Prime.

IMPORTANCE OF FRANCHISOR RELATIONSHIPS

     Prime currently enjoys good relationships with its major franchisors, Marriott, Radisson, Sheraton, Crowne Plaza, Holiday Inn, Ramada and Howard Johnson, and Prime has no reason to believe that such relationships will not continue. However, under the applicable franchise agreements, the franchisor can terminate the agreement if, among other things, its quality standards are not maintained or if payments due are not made in a timely fashion. If any of the franchise agreements were terminated by the franchisor, Prime could explore entering into a franchise agreement with another franchisor. There can be no assurance, however, that a desirable replacement relationship would be available.

DEPENDENCE ON KEY EMPLOYEES

     Prime is dependent on its President, Chief Executive Officer and Chairman of the Board, David A. Simon, its Executive Vice President and Chief Financial Officer, John M. Elwood, its Executive Vice President of Operations, Paul H. Hower, and on certain other key members of its executive management staff, the loss of whose services could have a material adverse effect on Prime's business and future operations.

                                USE OF PROCEEDS

     The Company will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders.

                              SELLING STOCKHOLDERS

     The Shares offered by this Prospectus were initially issued to the Selling Stockholders on December 1, 1997 in connection with the Merger with Homegate pursuant to an Agreement and Plan of Merger, dated as of July 25, 1997 (the "Merger Agreement"). Pursuant to the terms of a related Registration Rights Agreement, dated as of July 25, 1997 (the "Registration Rights Agreement"), the Company agreed to use commercially reasonable efforts to cause certain shares of Common Stock of the Company issued to the Selling Stockholders in connection with the Merger to be registered under the Securities Act and to keep such Registration Statement effective until the Company determines in good faith that such Shares are no longer subject to restrictions on transfer under Rule 144 or Rule 145 of the Securities Act, up to the first anniversary of the Merger. The Company and the Selling Stockholders each agreed to bear one-half of the registration fee applicable to the Registration Statement and the Company agreed to bear additional costs and expenses of preparing and maintaining such registration.

     Immediately following the consummation of the Merger, the Selling Stockholders beneficially owned 3,637,832 shares of Common Stock, or approximately 7.7% of the Company's outstanding Common Stock. Because the Selling Stockholders may offer pursuant to this Prospectus all or some part of the Shares to which this Prospectus relates, and because the offering may or may not be an underwritten offering on a firm commitment basis, no estimate can be given as of the date hereof as to the number of Shares to be offered for sale by each Selling Stockholder or as to the number of shares of Common Stock that will be held by the Selling Stockholders upon termination of such offering. See "Plan of Distribution."

     The following table sets forth certain information, as of the date of this Prospectus, with respect to the Selling Stockholders:

                                                                         NO. OF SHARES
                                                                         OWNED PRIOR TO
                              SELLING STOCKHOLDER                         THE OFFERING
        ---------------------------------------------------------------  --------------
        JMI/Greystar Extended Stay Partners, L.P. .....................     1,381,602
        Developer Extended Stay Partners, L.P.(1)......................       566,360
        CRI/ESH Partners, L.P.(2)......................................     1,234,898
        Robert A. Faith(3).............................................     2,266,809
        Harlan R. Crow(4)..............................................     1,873,177
        Crow Hotel Realty Investors, L.P...............................        59,935
        Crow Family, Inc.(5)...........................................     1,870,141
        JMI/Greystar Realty Partners, L.P..............................       236,951
        Greystar Realty Services, L.P.(6)..............................        32,058
        Clifford A. Breining(7)........................................           428
        CFP Residential, L.P.(7).......................................         7,652
        Patrick W. Dukes(7)............................................         1,603
        E. Garth Erdossy(7)............................................         4,165
        Robert M. Hutt(7)..............................................         1,923
        Randy J. Pace(7)...............................................           962
        Ronald J. Terwilliger(7).......................................         7,662
        Bruce C. Ward(7)...............................................         7,663

---------------
(1) Shares owned by Developer Extended Stay Partners, L.P. will be voted by its general partner, DESP General Partner, L.L.C., until such time as such shares are distributed by such partnership to its partners, TCR Extended Stay I Limited Partnership and Greystar Realty Services, L.P.

(2) Crow Realty Investors d/b/a Crow Investment Trust, of which Crow Family, Inc. is the sole general partner, indirectly owns an approximate 74% limited partner interest in such partnership.

(3) Includes 1,381,602 shares owned by JMI/Greystar Extended Stay Partners, L.P. which may be deemed to be beneficially owned by Mr. Faith, who is the sole stockholder of Greystar Holdings, Inc., the sole general partner of such partnership. Mr. Faith disclaims beneficial ownership of all such shares held by such partnership beyond his percentage ownership therein. Includes 566,360 shares owned by Developer Extended Stay Partners, L.P.
     as to which Mr. Faith has shared voting power as a result of his indirect ownership of a percentage interest in DESP General Partner, L.L.C., the sole general partner of such partnership. Mr. Faith disclaims beneficial ownership of all such shares beyond his percentage ownership therein. Includes 236,951 shares owned by JMI/Greystar Realty Partners, L.P. as to which Mr. Faith has shared voting power as a result of his being the sole stockholder of Greystar Holdings, Inc., one of the two general partners of such partnership. Mr. Faith disclaims beneficial ownership of all such shares held by such partnership beyond his percentage ownership therein. Also includes 81,986 shares of Prime Common Stock issuable pursuant to fully vested options granted under the Homegate Hospitality, Inc. 1996 Long-Term Incentive Plan (the "1996 Plan").

(4) Includes 8,420 shares owned by Crow Family, Inc., of which Mr. Crow is the sole director. Includes 1,234,898 shares owned by CRI/ESH Partners, L.P., 59,935 shares owned by Crow Hotel Realty Investors, L.P., and 528 shares owned by Crow Realty Investors d/b/a Crow Investment Trust as Crow Family, Inc. is the sole general partner of each such partnership. Also includes 566,360 shares owned by Developer Extended Stay Partners, L.P., as to which Mr. Crow has shared voting power as a result of Crow Family, Inc.'s ownership of a percentage interest in DESP General Partner, L.L.C., the sole general partner of such partnership and fully vested options granted under the 1996 Plan to non-employee directors. Mr. Crow disclaims beneficial ownership of all shares other than the shares subject to an option to acquire 3,036 shares of Prime's Common Stock granted under the 1996 Plan.

(5) Includes 8,420 shares owned by Crow Family, Inc. as the general partner of ESH Partners, L.P. Includes 1,234,898 shares owned by CRI/ESH Partners, L.P., 59,935 shares owned by Crow Hotel Realty Investors, L.P., and 528 shares owned by Crow Realty Investors d/b/a Crow Investment Trust of which Crow Family, Inc. is the sole general partner. Also includes 641,162 shares owned by Developer Extended Stay Partners, L.P. as a result of Crow Family, Inc.'s ownership of a percentage interest in DESP General Partner, L.L.C., the sole general partner of such partnership.

(6) Consists of shares distributed by Developer Extended Stay Partners, L.P. to Greystar Realty Services, L.P., as a limited partner.

(7) Consists of shares distributed by TCR Extended Stay I Limited Partnership to the holder, as a limited partner.

     Mr. Faith was Chairman of the Board, Chief Executive Officer and President of Homegate, and Mr. Crow was a director of Homegate, from February 1997 until December 1, 1997, the effective date of the Merger.

                       DESCRIPTION OF PRIME CAPITAL STOCK

     The authorized capital stock of Prime consists of 75,000,000 shares of Common Stock and 20,000,000 shares of Preferred Stock.

COMMON STOCK

     At December 31, 1997, 47,251,259 shares of Common Stock were issued and outstanding. Holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of Prime's stockholders, including the election of directors. The Common Stock does not have cumulative voting rights. Subject to the preferential rights of any outstanding series of Preferred Stock, the holders of Common Stock will be entitled to such dividends as may be declared from time to time by the Board of Directors from funds legally available therefor, and will be entitled to receive pro rata all assets of Prime available for distribution to such holders upon liquidation. All shares of Common Stock are fully paid and non-assessable.

PREFERRED STOCK

     The Board of Directors has authority to establish the designations, liquidation preferences, dividend rights, terms of redemption, conversion rights, sinking fund terms and all other preferences and rights (including voting rights) of any series of Preferred Stock. The ability of the Board of Directors to issue Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting powers of holders of Common Stock and, under certain circumstances, may discourage an attempt by others to gain control of Prime.

WARRANTS

     Warrants to purchase 2,106,383 shares of Common Stock were issued to former shareholders of Prime's predecessor, Prime Motor Inns, Inc. ("PMI"), in partial settlement of their bankruptcy interests. The warrants became exercisable on August 31, 1993 at an exercise price of $2.71 per share. The exercise price was determined from the average per share daily closing price of the Common Stock during the year following the effective date of the PMI reorganization. As of December 31, 1997, warrants to purchase 1,418,378 shares of Common Stock had been exercised.

ANTI-TAKEOVER PROVISIONS

     Certain provisions of the Certificate of Incorporation and Bylaws of Prime summarized below may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including an attempt that might result in a premium over the market price for the shares held by stockholders.

     Staggered Board of Directors. The Certificate of Incorporation and the Bylaws provide that the Board of Directors will be divided into three classes of Directors, each class constituting approximately one-third of the total number of Directors and with the classes serving staggered three-year terms. The classification of Directors will have the effect of making it more difficult for shareholders to change the composition of the Board of Directors. Prime believes, however, that the longer time required to elect a majority of a classified Board of Directors will help to ensure continuity and stability of Prime's management and policies.

     The classification provisions could also have the effect of discouraging a third party from accumulating large blocks of Prime's stock or attempting to obtain control of Prime, even though such an attempt might be beneficial to Prime and its stockholders. Accordingly, stockholders could be deprived of certain opportunities to sell their shares of Common Stock at a higher market price than might otherwise be the case.

     Fair Price Provisions. Provisions of the Certificate of Incorporation (the "Fair Price Provisions") limit the ability of an Interested Stockholder (defined as the beneficial owner of 20% of outstanding voting shares) to effect certain transactions involving Prime. Unless the Fair Price Provisions are satisfied, an Interested Stockholder may not engage in a business combination involving Prime unless approved by 75% of Prime's outstanding voting shares or a majority of the Disinterested Directors (as defined therein). A business combination includes a merger, consolidation, sale of assets valued at over $25.0 million or issuance or transfer of securities valued at over $25.0 million, or a similar transaction. In general, the Fair Price Provisions require that an Interested Stockholder pay shareholders at least the same amount of cash or the same amount and type of consideration paid by the Interested Stockholder when it initially acquired Prime's shares.

     The Fair Price Provisions are designed to discourage attempts to take over Prime in non-negotiated transactions utilizing two-tier pricing tactics, which typically involve the accumulation of a substantial block of the target corporation's stock followed by a merger or other reorganization of the acquired Prime on terms determined by the purchaser. Due to the difficulties of complying with the requirements of the Fair Price Provisions, the Fair Price Provisions generally discourage attempts to obtain control of Prime.

LIMITATIONS ON DIRECTORS' LIABILITY

     Prime's Certificate of Incorporation provides that no director of Prime shall be liable to Prime or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to Prime or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or redemptions or repurchases pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. The effect of these provisions is to eliminate the rights of Prime and its stockholders (through stockholders' derivative suits on behalf of Prime) to recover monetary damages against a director for breach of fiduciary duty as a director (including breaches resulting from grossly negligent behavior), except in the situations described above. These provisions will not limit the liability of directors under Federal securities laws.

CERTAIN PROVISIONS OF DELAWARE LAW REGARDING AN INTERESTED STOCKHOLDER

     Section 203 of the Delaware General Corporation Law prohibits certain transactions between a Delaware corporation and an "interested stockholder," which is defined as a person who, together with any affiliates or associates of such person, beneficially owns, directly or indirectly, 15% or more of the outstanding voting shares of a Delaware corporation. This provision prohibits certain business combinations (defined broadly to include mergers, consolidations, sales or other dispositions of assets having an aggregate value in excess of 10% of the consolidated assets of the corporation, and certain transactions that would increase the interested stockholder's proportionate share ownership in the corporation) between an interested stockholder and a corporation for a period of three years after the date the interested stockholder becomes an interested stockholder, unless (i) the business combination is approved by the corporation's board of directors prior to the date the interested stockholder becomes an interested stockholder; (ii) the interested stockholder acquired at least 85% of the voting stock of the corporation (other than stock held by directors who are also officers or by certain employee stock plans) in the transaction in which it becomes an interested stockholder; or (iii) the business combination is approved by a majority of the board of directors and by the affirmative vote of 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for Prime Common Stock is Continental Stock Transfer & Trust Company in New York, New York.

                              PLAN OF DISTRIBUTION

     Any or all of the Shares may be sold from time to time to purchasers directly by the Selling Stockholders. The Shares may also be offered in one or more underwritten offerings, on a firm commitment or best efforts basis. The Company will receive no proceeds from the sale of the Shares by the Selling Stockholders. The distribution of Shares may be effected from time to time in one or more underwritten transactions at a fixed price or prices, which may be changed, or in other transactions at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Any such underwritten offering may be on either a "best efforts" or a "firm commitment" basis. In connection with any such underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or from purchasers of the Shares for whom they may act as agents. Underwriters may sell Shares to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents.

     The Selling Stockholders and any underwriters, dealers or agents that participate in the distribution of Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of Shares by them and any discounts, commissions or concessions received by any such underwriters, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act.

     Those who act as underwriter, broker, dealer or agent in connection with the sale of Shares will be selected by the Selling Stockholders and may have other business relationships with the Company and its subsidiaries or affiliates in the ordinary course of business. The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of Shares against certain liabilities, including liabilities under the Securities Act.

     At any time a particular offer of Shares is made by the Selling Stockholders, a supplement to this Prospectus will be distributed, if required, which will set forth the aggregate amount of Shares being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, any discounts, commissions or concessions allowed or reallowed or paid to dealers. Such Prospectus supplement and, if necessary, a post-effective amendment to the Registration Statement of which this Prospectus is a part, will be filed with the Commission to reflect the disclosure of additional information with respect to the distribution of the Shares.

     Pursuant to the provisions of the Registration Rights Agreement, the Company and the Selling Stockholders each agreed to bear one half of the registration fee applicable to the Registration Statement and the Company agreed to bear additional costs and expenses of preparing and maintaining such registration. In addition, the Company has agreed to indemnify the Selling Stockholders against certain liabilities, including liabilities arising under the Securities Act.

     The sale of Shares by the Selling Stockholders may also be effected from time to time by selling Shares directly to purchasers or to or through broker-dealers. In connection with any such sale, any such broker-dealer may act as agent for the Selling Stockholders or may purchase from the Selling Stockholders all or a portion of the Shares as principal, and sales may be made pursuant to any of the methods described below. Such sales may be made on the NYSE or other exchanges on which the Shares are then traded, in the over-the-counter market, in negotiated transactions or otherwise, in each case at prices and at terms then prevailing or at prices related to the then-current market prices or at prices otherwise negotiated.

     The Shares may also be sold in one or more of the following transactions:
(i) block transactions (which may involve crosses) in which a broker-dealer may sell all or a portion of such shares as agent but may position and resell all or a portion of the block as principal to facilitate the transaction; (ii) purchases by any such broker-dealer as principal and resale by such broker-dealer for its own account pursuant to a prospectus supplement; (iii) a special offering, an exchange distribution or a secondary distribution in accordance with the applicable NYSE or other stock exchange rules; (iv) ordinary brokerage transactions and transactions in which any such broker-dealer solicits purchasers; (v) sales "at the market" to or through a market maker or into an existing trading market, on an exchange or otherwise, for such shares; and (vi) sales in other ways not involving market makers or established trading markets, including direct sales to purchasers. In effecting sales, broker-dealers engaged by the Selling Stockholders may arrange for other broker-dealers to participate. Broker-dealers will receive commissions or other compensation from the Selling Stockholders in amounts to be negotiated immediately prior to the sale that will not exceed those customary in the types of transactions involved. Broker-dealers may also receive compensation from purchasers of the Shares which is not expected to exceed that customary in the types of transactions involved.

     The Selling Stockholders may also enter into hedging transactions with broker-dealers or others, and such broker-dealers may engage in short sales of Shares or other transactions in the course of hedging the positions assumed by such persons in connection with such hedging transactions or otherwise. The Selling Stockholders may also sell Shares short and redeliver Shares to close out such short positions, enter into option or other transactions with broker-dealers or others which may involve the delivery to such persons of the Shares offered hereby, which Shares such persons may resell pursuant to this Prospectus; and or pledge the Shares to a broker or dealer or others and, upon a default, such persons may effect sales of the pledged Shares pursuant to this Prospectus.

     In addition, any securities covered by this Prospectus that qualify for sale pursuant to Rule 144 or Rule 145 of the Securities Act may be sold under Rule 144 or Rule 145 rather than pursuant to this Prospectus. There can be no assurance that any Selling Stockholders will sell any or all of the Shares described herein, and any Selling Stockholders may transfer, devise or gift such securities by other means not described herein.

                                 LEGAL MATTERS

     Certain legal matters with respect to the validity of the securities offered hereby will be passed upon for Prime by Willkie Farr & Gallagher, New York, New York. Jack H. Nusbaum, a director of Prime who beneficially owns 10,000 shares of Prime Common Stock and an additional 55,000 shares of Prime Common Stock underlying stock options, is a partner in the law firm of Willkie Farr & Gallagher.

                                    EXPERTS

     The Consolidated Financial Statements of Prime Hospitality Corp. incorporated by reference in this Prospectus, to the extent and for the periods indicated in their reports, have been audited by Arthur Andersen LLP, independent public accountants, and are included and incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

     The Consolidated Financial Statements of Homegate Hospitality, Inc. appearing in Prime Hospitality Corp.'s Current Report on Form 8-K dated December 1, 1997 for the period from inception (February 9, 1996) through December 31, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated by reference in this Prospectus. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered which will be paid solely by the Company (except that the SEC registration fee shall be borne one-half by the Company and one-half by the Selling Stockholders). All the amounts shown are estimates, except the SEC registration fee:

                                                                                     AMOUNT
                                                                                    --------
SEC registration fee............................................................    $ 19,317
Transfer agent fees and expenses................................................      10,000
Printing and engraving expenses.................................................      10,000
Legal fees and expenses.........................................................      75,000
Accounting fees and expenses....................................................      10,000
Blue Sky fees and expenses......................................................       5,000
Miscellaneous expenses..........................................................      10,683
          Total.................................................................    $140,000

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law (the "DGCL") empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. A corporation may, in advance of the final action of any civil, criminal, administrative or investigative action, suit or proceeding, pay the expenses (including attorneys' fees) incurred by any officer, director, employee or agent in defending such action, provided that the director or officer undertakes to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation. A corporation may indemnify such person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

     A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation to procure a judgment in its favor under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys' fees) which he or she actually and reasonably incurred in connection therewith. The indemnification provided is not deemed to be exclusive of any other rights to which an officer or director may be entitled under any corporation's by-law, agreement, vote or otherwise.

     In accordance with Section 145 of the DGCL, Article 8 of Prime's Restated Certificate of Incorporation (the "Restated Certificate") and Prime's By-Laws (the "By-Laws") provide that Prime shall indemnify to the fullest extent permitted under and in accordance with the laws of the State of Delaware any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director, officer, employee or agent of Prime, or is or was serving at the request of Prime as director, officer, trustee, employee or agent of or in any other capacity with another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of Prime, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The indemnification provided by the Restated Certificate and the By-Laws shall not be deemed exclusive of any other rights to which any of those seeking indemnification or advancement of expenses may be entitled under any other contract or agreement between Prime and any officer, director, employee or agent of Prime. Expenses incurred in defending a civil or criminal action, suit or proceeding shall (in the case of any action, suit or proceeding against a director of Prime) or may (in the case of any action, suit or proceeding against an officer, trustee, employee or agent) be paid by Prime in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors of Prime upon receipt of an undertaking by or on behalf of the indemnified person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by Prime. Subparagraph (d) of Article 8 of the Restated Certificate provides that neither the amendment or repeal of, nor the adoption of any provision inconsistent with, the above-referenced provisions of the Restated Certificate shall eliminate or reduce the effect of such provisions in respect of any matter occurring before such amendment, repeal or adoption of an inconsistent provision or in respect of any cause of action, suit or claim relating to any such matter which would have given rise to a right of indemnification or right to receive expenses pursuant to such provisions if any such provision had not been so amended or repealed or if a provision inconsistent therewith had not been so adopted. Subparagraph (e) of Article 8 of the Restated Certificate provides that a director of Prime shall not be personally liable to Prime or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to Prime or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or any amendment thereto or successor provision thereto, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of Prime shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

ITEM 16.  EXHIBITS.

EXHIBIT NO.                                         DESCRIPTION
-----------       --------------------------------------------------------------------------------
     3.1     --   Reference is made to the Restated Certificate of Incorporation of Prime, dated
                  June 5, 1992, filed as an Exhibit to Prime's Form 10-K dated September 25, 1992, which is incorporated herein by reference.
     3.2     --   Reference is made to the Restated Certificate of Incorporation, As Amended,
                  filed as an Exhibit to Prime's Form 10-Q/A, dated April 30, 1996, which is incorporated herein by reference.
     3.3     --   Reference is made to the Restated Bylaws of Prime, filed as an Exhibit to
                  Prime's Form 10-K, dated September 25, 1992, which is incorporated herein by reference.
     4.1     --   Reference is made to Form 8-A of Prime as filed on June 5, 1992 with the
                  Securities and Exchange Commission, as amended by Amendment No. 1 and Amendment
                  No. 2, which is incorporated herein by reference.
     4.2     --   Registration Rights Agreement, dated as of July 25, 1997, among Prime and the holders signatory thereto.
     5.1     --   Opinion of Willkie Farr & Gallagher as to the legality of the shares of Common
                  Stock being registered.
    23.1     --   Consent of Arthur Andersen LLP.
    23.2     --   Consent of Ernst & Young LLP.
    23.3     --   Consent of Willkie Farr & Gallagher (included in their opinion filed as Exhibit
                  5.1).
    24.1     --   Power of Attorney (included on the signature page hereto).

     Certain instruments defining the rights of holders of long-term debt of Prime and its subsidiaries have not been filed in accordance with Item 601(b)(4)(iii) of Regulation S-K. Prime hereby agrees to furnish a copy of such instruments to the Commission upon request.

ITEM 17.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

     provided, however, that subparagraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in registration statements on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those subparagraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

     (2) That for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The Registrant also hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act and each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to its Restated Certificate, Bylaws, the Purchase Agreement or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The Registrant hereby undertakes that:

          (a) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of the Registration Statement as of the time it was declared effective.

          (b) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements of filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 3rd day of February, 1998.

                                          PRIME HOSPITALITY CORP.

                                          By:      /s/ DAVID A. SIMON
                                            ------------------------------------
                                            David A. Simon,
                                            Chairman of the Board,
                                            President and Chief Executive
                                              Officer

                               POWER OF ATTORNEY

     The undersigned officers and directors of Prime Hospitality Corp., hereby severally constitute and appoint David A. Simon and John M. Elwood, and each of them, attorneys-in-fact for the undersigned, in any and all capacities, with the power of substitution, to sign any amendments to this Registration Statement (including post-effective amendments) and any subsequent registration statement for the same offering which may be filed under Rule 462(b) under the Securities Act of 1933, as amended, and to file the same with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all interests and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons, in the capacities and on the dates indicated.

                   NAME                                  TITLE                       DATE
------------------------------------------   ------------------------------   ------------------

            /s/ DAVID A. SIMON               Chairman of the Board,             February 3, 1998
------------------------------------------   President, Chief Executive
              David A. Simon                 Officer and Director
                                             (principal executive officer)

            /s/ JOHN M. ELWOOD               Chief Financial Officer,           February 3, 1998
------------------------------------------   Executive Vice President and
              John M. Elwood                 Director (principal financial
                                             and accounting officer)

           /s/ HERBERT LUST, II              Director                           February 3, 1998
------------------------------------------
             Herbert Lust, II

           /s/ JACK H. NUSBAUM               Director                           February 3, 1998
------------------------------------------
             Jack H. Nusbaum

           /s/ ALLEN J. OSTROFF              Director                           February 3, 1998
------------------------------------------
             Allen J. Ostroff

           /s/ A.F. PETROCELLI               Director                           February 3, 1998
------------------------------------------
             A.F. Petrocelli

           /s/ HOWARD M. LORBER              Director                           February 3, 1998
------------------------------------------
             Howard M. Lorber

                                 EXHIBIT INDEX

                                                                                         SEQUENTIALLY
                                                                                           NUMBERED
EXHIBIT NO.                                     DESCRIPTION                                  PAGE
-----------         -------------------------------------------------------------------  ------------
     3.1       --   Reference is made to the Restated Certificate of Incorporation of
                    Prime, dated June 5, 1992, filed as an Exhibit to Prime's Form 10-K dated September 25, 1992, which is incorporated herein by
                    reference.
     3.2       --   Reference is made to the Restated Certificate of Incorporation, As
                    Amended, filed as an Exhibit to Prime's Form 10-Q/A, dated April
                    30, 1996, which is incorporated herein by reference.
     3.3       --   Reference is made to the Restated Bylaws of Prime, filed as an
                    Exhibit to Prime's Form 10-K, dated September 25, 1992, which is incorporated herein by reference.
     4.1       --   Reference is made to Form 8-A of Prime as filed on June 5, 1992 with the Securities and Exchange Commission, as amended by
                    Amendment No. 1 and Amendment No. 2, which is incorporated herein by reference.
     4.2       --   Registration Rights Agreement, dated as of July 25, 1997, among
                    Prime and the holders signatory thereto.
     5.1       --   Opinion of Willkie Farr & Gallagher as to the legality of the shares of Common Stock being registered.
    23.1       --   Consent of Arthur Andersen LLP.
    23.2       --   Consent of Ernst & Young LLP.
    23.3       --   Consent of Willkie Farr & Gallagher (included in their opinion filed as Exhibit 5.1).
    24.1       --   Power of Attorney (included on the signature page hereto).